Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 033-63299, No. 033-55695, No. 333-93345 and No. 333-14010 and Form S-3 No. 333-67594) of The Marcus Corporation of our reports dated August 10, 2007, with respect to the consolidated financial statements of The Marcus Corporation, The Marcus Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Marcus Corporation, included in the Annual Report (Form 10-K) for the year ended May 31, 2007.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
August 10, 2007